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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 9)(1)



                        TRI-COUNTY FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   89546L 10 7
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                                 (CUSIP Number)

                                DECEMBER 31, 2004
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             (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
        Schedule is filed:

        /X/  Rule 13d-1(b)

        /X/  Rule 13d-1(c)

        /_/  Rule 13d-1(d)

-----------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                                Page 1 of 7 pages


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CUSIP NO. 89546L 10 7                 13G/A                   PAGE 2 OF 7 PAGES
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1          NAMES OF REPORTING PERSONS:
           Community Bank of Tri-County Employee Stock Ownership Plan Trust

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           52-2054674
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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                      (a) /_/

                                                                      (b) /X/

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3          SEC USE ONLY
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4          CITIZENSHIP OR PLACE OF ORGANIZATION
           State of Maryland

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                        5      SOLE VOTING POWER                      0
       NUMBER OF
         SHARES         --------------------------------------------------------
      BENEFICIALLY      6      SHARED VOTING POWER               81,149
        OWNED BY
          EACH          --------------------------------------------------------
       REPORTING        7      SOLE DISPOSITIVE POWER                 0
         PERSON
          WITH          --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER          81,149

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           81,149

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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           /_/

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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           7.03% (1)

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
           EP

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        (1) Based on 1,154,294 shares outstanding as of December 31, 2004.


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CUSIP NO. 89546L 10 7                 13G/A                   PAGE 3 OF 7 PAGES
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1          NAMES OF REPORTING PERSONS:
           Louis P. Jenkins, Jr.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                    (a) /_/

                                                                    (b) /X/

--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
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                        5   SOLE VOTING POWER         750 (not including 4,925
       NUMBER OF                                      shares subject to options)
         SHARES
      BENEFICIALLY      --------------------------------------------------------
        OWNED BY        6   SHARED VOTING POWER       81,149 (1)
          EACH
       REPORTING        --------------------------------------------------------
         PERSON         7   SOLE DISPOSITIVE POWER    750 (not including 4,925
          WITH                                        shares subject to options)
                        --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER  81,149 (1)

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           86,824 (includes 4,925 shares subject to options)

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           /_/

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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           7.49% (2)

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
           IN

--------------------------------------------------------------------------------

   (1) Consists of shares held by the Tri-County Financial Corporation Employee Stock Ownership Plan Trust ("ESOP Trust"), of which the reporting person serves as a trustee.
   (2) Based on 1,154,294 shares outstanding as of December 31, 2004, plus the number of shares that the reporting person may acquire within 60 days by exercising stock options.


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CUSIP NO. 89546L 10 7                 13G/A                   PAGE 4 OF 7 PAGES
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1          NAMES OF REPORTING PERSONS:
           Herbert N. Redmond, Jr.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                     (a) /_/

                                                                     (b) /X/

--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America

--------------------------------------------------------------------------------

                        5   SOLE VOTING POWER         810 (not including 12,600
       NUMBER OF                                      shares subject to options)
         SHARES
      BENEFICIALLY      --------------------------------------------------------
        OWNED BY        6  SHARED VOTING POWER        81,149 (1)
          EACH
       REPORTING        --------------------------------------------------------
         PERSON         7  SOLE DISPOSITIVE POWER     810 (not including 12,600
          WITH                                        shares subject to options)

                        --------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER   81,149 (1)

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           94,559 (includes 12,600 shares subject to options)

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           /_/

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           8.10% (3)

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON
           IN

--------------------------------------------------------------------------------

   (1) Consists of shares held by the ESOP Trust, of which the reporting person serves as a trustee.
   (2) Based on 1,154,294 shares outstanding as of December 31, 2004, plus the number of shares that the reporting person may acquire within 60 days by exercising stock options.



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                                                              PAGE 5 OF 7 PAGES
                                                              ------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


ITEM 1  (a).   NAME OF ISSUER.
        Tri-County Financial Corporation

        (b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
        3035 Leonardtown Rd.
        Waldorf, Maryland  20601

ITEM 2  (a).   NAME OF PERSON(S) FILING.
        Community Bank of Tri-County Employee Stock Ownership Plan Trust ("ESOP"), and the following individuals who serve as its trustees: Louis P. Jenkins, Jr. and Herbert N. Redmond, Jr.

        (b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE. Same as Item 1(b).

        (c).   CITIZENSHIP.
        See Row 4 of the second part of the cover page provided for each reporting person.

        (d).   TITLE OF CLASS OF SECURITIES.
        Common Stock, par value $.01 per share.

        (e).   CUSIP NUMBER.
        89546L 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (f)    /X/ An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F)

         Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not
applicable. This Schedule 13G is being filed on behalf of the ESOP identified in
Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.


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                                                              PAGE 6 OF 7 PAGES
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ITEM 4.         OWNERSHIP.
         (a)    AMOUNT BENEFICIALLY OWNED: See Row 9 of the second part of the
                -------------------------
                cover page provided for each reporting person.

         (b)    PERCENT OF CLASS:  See Row 11 of the second part of the cover
                ----------------
                page provided for each reporting person.

         (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:  See Rows 5, 6, 7,
                --------------------------------------------
                and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
         Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         See Exhibit A.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.
         Not applicable.

ITEM 10.        CERTIFICATIONS.
         By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                                              PAGE 7 OF 7 PAGES
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

COMMUNITY BANK OF TRI-COUNTY
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:


/s/ Louis P. Jenkins, Jr.                                      February 10, 2005
--------------------------------------------
Louis P. Jenkins, Jr., as Trustee


/s/ Herbert N. Redmond, Jr.                                    February 10, 2005
--------------------------------------------
Herbert N. Redmond, Jr., as Trustee


/s/ Louis P. Jenkins, Jr.                                      February 10, 2005
---------------------------------------------------
Louis P. Jenkins, Jr., as an Individual Stockholder


/s/ Herbert N. Redmond, Jr.                                    February 10, 2005
-----------------------------------------------------
Herbert N. Redmond, Jr., as an Individual Stockholder


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                                                                       EXHIBIT A
                                                                       ---------


Members of the group:

Community Bank of Tri-County Employee Stock Ownership Plan Trust (the "ESOP")

Louis P. Jenkins, Jr.

Herbert N. Redmond, Jr.


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                                                                      EXHIBIT 99
                                                                      ----------

                         AGREEMENT RELATING TO FILING OF
                           JOINT STATEMENT PURSUANT TO
                 RULE 13D-1(k) UNDER THE SECURITIES ACT OF 1934

         The undersigned agree that Amendment No. 9 to the Statement on Schedule 13G to which this Agreement is attached is filed on behalf of each of them.
Date:  February 10, 2005


COMMUNITY BANK OF TRI-COUNTY
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:

/s/ Louis P. Jenkins
-----------------------------------                            February 10, 2005
Louis P. Jenkins, Jr., as Trustee


/s/ Herbert N. Redmond, Jr.
------------------------------------                           February 10, 2005
Herbert N. Redmond, Jr., as Trustee



/s/ Louis P. Jenkins, Jr.
---------------------------------------------------            February 10, 2005
Louis P. Jenkins, Jr., as an Individual Stockholder


/s/ Herbert N. Redmond, Jr.
-----------------------------------------------------          February 10, 2005
Herbert N. Redmond, Jr., as an Individual Stockholder